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                                            February 8, 1999


SFX Entertainment, Inc.
650 Madison Ave., 16th Floor
New York, NY  10022

The Marquee Group, Inc.
888 Seventh Ave., 37th Floor
New York, NY  10019

Ladies and Gentlemen:

         We have acted as counsel to SFX Entertainment, Inc., a Delaware corporation ("SFX"), and The Marquee Group, Inc., a Delaware corporation ("Marquee"), in connection with the contemplated merger (the "Merger") under the laws of the State of Delaware of SFX Acquisition Corp. ("SFX Acquisition"), a newly formed, direct wholly owned subsidiary of SFX, with and into Marquee pursuant to an Agreement and Plan of Merger dated as of July 23, 1998, as amended, by and among SFX, SFX Acquisition and Marquee (the "Merger Agreement."). This opinion is delivered pursuant to section 6.11(b) of the Merger Agreement. Except as otherwise defined herein, capitalized terms have the meanings set forth in the Merger Agreement.

         In rendering our opinion, we have reviewed and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Marquee Proxy Statement/SFX Prospectus (the "Proxy Statement/Prospectus") which was included in the Registration Statement on Form S-4 filed by SFX with the Securities and Exchange Commission ("SEC"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations, and agreements made by SFX, SFX Acquisition, and Marquee, including representations set forth in certificates in the Form of Exhibits D and E to the Merger Agreement (the "Tax Certificates"). Our opinion is conditioned on, among other things, the accuracy of such facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by SFX, SFX Acquisition and Marquee, including those set forth in the Tax Certificates.

         In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

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SFX Entertainment, Inc.
The Marquee Group, Inc.
January 29, 1999
Page 2


certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that all the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with such documents, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. Moreover, we have assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), the Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service ("IRS"), pertinent judicial decisions, and such other authorities as we have considered relevant all as in effect on the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions as set forth herein.

         Based solely upon and subject to the foregoing, we are of the opinion that, under current law, (i) the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the Code, (ii) SFX, SFX Acquisition and Marquee will each be a party to the reorganization within the meaning of section 368(b) of the Code, and (iii) neither Marquee or its stockholders will recognize any gain, loss or dividend income for United States federal income tax purposes as a result of the Merger, other than (in the case of Marquee stockholders) to the extent Marquee stockholders receive cash in lieu of fractional shares.

         In addition, we are also of the opinion that, under current law,
(i) the aggregate tax basis of the SFX Class A common stock received by a U.S. Holder (as defined in the Proxy Statement/Prospectus) will be the same as the aggregate tax basis of the Marquee common stock surrendered in exchange therefor pursuant to the Merger, adjusted to take account of fractional interest; (ii) the holding period of the SFX Class A common stock received by a U.S. Holder will include the holding period of the Marquee common stock surrendered in exchange therefor pursuant to the Merger; and (iii) a U.S. Holder who receives cash in lieu of a fractional share of SFX Class A common stock will be treated as having received such fractional interest pursuant to the Merger and as having sold it for cash and, as a result, will recognize gain or loss equal to the difference, if any, between the cash received with respect to the fractional interest and the ratable portion of the tax basis of the Marquee common stock surrendered that is allocated to such fractional interest. For an individual U.S. Holder, any gain recognized as a result of the receipt of cash in lieu of a fractional share will be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder's holding period in the Marquee common stock is more than 12 months at the Effective Time of the Merger.

         This opinion represents our best legal judgment and has no binding effect on the IRS or the courts. Accordingly, no assurance can be given that the IRS or a court will agree with the conclusions reached herein. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or any transaction related to the Merger or contemplated by the Merger Agreement. We are furnishing this opinion to you solely in connection with section 6.11(b) of the Merger Agreement, and it is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to (i) the use of our name under the heading "The Merger--Federal Income Tax Consequences" in the Proxy Statement/Prospectus, (ii) the discussion of this opinion in the Proxy Statement/Prospectus under the headings "Summary--The Merger-- Federal Income Tax Consequences" and "The Merger--Federal Income Tax Consequences," and (iii) the filing of this opinion as an exhibit to the Registration Statement on Form S-4. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof, and after the Effecitve Time we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                            Sincerely,
                                            BAKER & MCKENZIE


                                            David G. Glickman, Partner